Exhibit 5.1

October 28, 2021

AirSculpt Technologies, Inc.

400 Alton Road, Unit TH-103M

Miami Beach, Florida 33139

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AirSculpt Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333- 260067, under the Securities Act of 1933, as amended (the “Securities Act”), initially confidentially submitted by the Company with the Securities and Exchange Commission (the “Commission”) on July 6, 2021, publicly filed with the Commission on October 5, 2021 and amended on October 20, 2021, October 27, 2021 and October 28, 2021, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of a proposed maximum aggregate offering price of $96,600,000 of common stock, par value $0.001 per share (the “Common Stock”), including shares of Common Stock to cover the Underwriters’ (as defined below) option to purchase additional shares, if any (the “Option Shares”). The shares of Common Stock to be sold by the Company identified in the Registration Statement are referred to herein as the “Company Shares,” the shares of Common Stock to be sold by the selling stockholders identified in the Registration Statement are referred to herein as the “Secondary Shares,” the Company Shares and the Secondary Shares together are referred to herein as the “Shares.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (ii) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters, (iv) the Registration Statement and all exhibits thereto, (v) the form of underwriting agreement to be entered into by and between the Company and Morgan Stanley & Co. LLC, Piper Sandler & Co., and SVB Leerink LLC (the “Underwriters”), substantially in the form of which to be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”) and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have assumed that (i) the Company’s Amended and Restated Certificate of Incorporation will be filed with the Secretary of State for the State of Delaware under Delaware law before the issuance of the Shares, (ii) the Company’s Amended and Restated Bylaws will be adopted by the Board of Directors of the Company before the issuance of the Shares, and (iii) the specific terms of the sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Company Shares have been duly authorized by the Company and when issued by the Company against payment therefor in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

2.	The Secondary Shares (including any Option Shares) have been duly authorized by the Company and will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP